Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333- 249375 and 333-260253) and Form S-3 (333-239939) of Boxlight Corporation of our report dated April 13, 2022, with respect to the consolidated financial statements of Boxlight Corporation and its subsidiaries, included in this annual report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

April 13, 2022